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                                                                      EXHIBIT 99


                            PINNACLE BANCSHARES, INC
                                1811 2ND AVENUE
                                JASPER, ALABAMA

                                 March 28, 2002

Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D.C. 20549-0408

Re: LETTER TO SECURITIES AND EXCHANGE COMMISSION
    PURSUANT TO TEMPORARY NOTE 3T

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Pinnacle Bancshares, Inc. has obtained a letter of representation from Arthur Andersen LLP ("Andersen"), its independent public accountants, stating that the December 31, 2001 audit was subject to Andersen's quality control system for the U. S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.


                               Very truly yours,

                            Pinnacle Bancshares, Inc

                            /s/ Robert B. Nolen, Jr.

                             Robert B. Nolen , Jr.
                               President and CEO